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                                  EXHIBIT 4.37

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT IS MADE AND ENTERED INTO AS OF AND EFFECTIVE SEPTEMBER 20, 2002 ("AMENDMENT") BY AND BETWEEN G-MUSIC LIMITED, (THE "PURCHASER"), (THE "COMPANY"), AND ALL SHAREHOLDERS OF MUSIC KING (THE "SELLERS"), (THE PURCHASER, THE COMPANY AND THE SELLERS ARE COLLECTIVELY REFERRED TO AS "PARTIES").

                                    RECITALS

             WHEREAS, the Parties entered into a Stock Purchase Agreement dated as of February 4, 2002 (the "Agreement");

             WHEREAS, pursuant and subject to the provisions of the Agreement, the Purchaser shall issue the number of the new shares to the Sellers by March 31, 2002, the aggregate thereof shall be equal to 33% of the total outstanding common stock of the Purchaser as of March 31, 2002; and

            WHEREAS, the Parties desire to amend the Agreement to use a cash payment of NT$365,697,750 in lieu of the Stock Portion as defined in Section 3.2
(b) of the Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree to amend the Agreement, as follows:

1.       General.

1.1. All defined terms used herein shall have the respective meaning therefor set forth in the Agreement.

1.2. The Preamble (i.e. Recitals) section is hereby incorporated into the body of this Amendment.


2.       Amendment. The Agreement is hereby amended as follows:

2.1 Section 3.1 (b) of the Agreement is hereby amended by replacing the whole paragraph as the followings:
         "an undertaking by the Purchaser to loan NT$365,697,750 to the Company in order to acquire the TCR Group."

2.2. Section 3.2 (b) of the Agreement is hereby amended by replacing the whole paragraph as the followings:

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"(i)     The Purchaser shall loan NT$365,697,750 (the "Acquisition Loan") to the
         Company in order to finance the Company to acquire the TCR Group. The Company shall in no event use the Acquisition Loan in any purpose other than the acquisition of the TCR Group.

(ii) By September 30, 2002, the Company shall pay the aggregate amount equal to the Acquisition Loan to the shareholders of the TCR Group ("TCR Group Shareholders"). This payment will be deposited under the escrow account designated by the TCR Group Shareholders and solely used by the TCR Group Shareholders to purchase the new shares of the Purchaser ("New GMUSIC Shares")."

2.3 Section 3.2 (c) of the Agreement is hereby amended by replacing the heading as "Pre-payment" and replacing the whole paragraph as "As soon as the Purchaser has obtained the foreign investment approval from the government, the Purchaser shall inject new capital into the Company to finance its acquisition of the TCR Group with an aggregate amount of One Hundred Nine Million Six Hundred and Eighty Thousand New Taiwan Dollars (NT$109,680,000) by wire transfer in immediately available funds to the account designated by the TCR Group Shareholders. The Purchaser shall solely use the aggregate amount of NT$109,680,000 as the prepaid purchase price for acquisition of the TCR Group. In any event that the Sellers fail to acquire all shares of the TCR Group by September 30, 2002, the total amount of NT$480,377,750 shall be returned to the Purchaser."

2.4      Section 3.2 (I) (2), Section 3.2 (I) (3), Section 4.3 (b), Section 5.2
         (c) and Section 5.2 (d) of the Agreement are hereby deleted.


3.       Miscellaneous.

3.1 This Amendment may be executed in counterparts (which may be exchanged by facsimile), each of which shall be deemed an original, but all of which together shall constitute the same Amendment.


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IN WITNESS WHEREOF, the parties hereto, with intent to be legally bound, have caused this Amendment to be executed and delivered as of and effective the date first above written.

By: /s/ Shu-Yun Huang
    ---------------------------------
    Name: Shu-Yun Huang
    Title:


G-MUSIC LIMITED

By: /s/ Wayne Chen
    ---------------------------------
    Name: Wayne Chen
    Title:


SELLERS

By: /s/ Shu-Yun Huang
    ---------------------------------
    Name: Shu-Yun Huang
    Title: Attorney-In-Fact


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